Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F–4 of our reports dated December 2, 2014, relating to the financial statements of Royal Bank of Canada, and the effectiveness of Royal Bank of Canada’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2014, and to the reference to us under the heading “Experts” in the proxy statement/ prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

Toronto, Canada

March 9, 2015